EXHIBIT 10.1

July 1, 2010

LEASE AGREEMENT

MCVT,Inc./Goldberg Brothers Real Estate LLC

    40 Eastern Avenue, Malden, Massachusetts 02148

This lease is made and shall be effective this 1st day of July, 2010 by and between the Goldberg Brothers Real Estate LLC, a Delaware Company, Steven J. Goldberg and William H. Goldberg, Co-Managers, whose current business address is 7 Rantoul Street, Suite 100 B, Beverly, Massachusetts, 01915, ("Landlord") and MVCT, Inc., a Delaware Corporation, whose current business address is 40 Eastern Avenue, Malden, Massachusetts, 02148-9104, ("Tenant") and shall bind and inure to the benefit of their respective representatives, successors and assigns.

Tenant hereby attests, warrants and affirms that Edward R. Spadoni, President has the authority to execute this Lease on behalf of Tenant and bind Tenant to the terms hereof.

Landlord hereby attests, warrants and affirms that Steven J. Goldberg and William H. Goldberg, as Co-Managers have the authority to execute this Lease on behalf of Landlord and bind Landlord to the terms hereof.

1. PREMISES:

In consideration of the rent to be paid by Tenant, Landlord hereby does let, lease and demise unto Tenant 22,767+/- square feet of commercial space, ("the Leased Premises") situated within the building addressed 30-40 Eastern Avenue, Malden, Massachusetts, 02148, (the "Building") together with the right to use in common with others entitled thereto, the Building’s common utility pipes, utility service connections, area entrances and exits, access ways for the purpose of providing utility and other services and access to and from the Leased Premises, providing such uses do not unreasonably interfere with other Tenant’s normal business operations.

Landlord shall be 100% responsible to ensure the building is reasonably ADA compliant.

Landlord shall be responsible for the cost to meet all code requirements applicable to the building unless said code requirements changes is due to Tenant’s density of personal or installation of equipment specific to Tenant’s business needs that triggers updating and/or expansion of the buildings safety or monitoring equipment.

The Leased Premises are specifically identified with type of use permitted hereby with respect to each unit and useable square footage as follows:

Unit	Square footage
F-104a	1,262 +/- Sq Ft	Computer use
S-201	10,051 +/- Sq Ft	Office use
T-301	10,051 +/- Sq Ft	Office use
B-101	1,200 +/- Sq Ft	Storage use
BB-101	203 +/- Sq Ft	Storage use

Tenant’s total useable office area is 20,102+/- Square Feet.
Tenant’s total useable computer area is 1,262+/- Square Ft.
Tenant’s total useable storage area is 1,403+/- Square Feet.
Tenant’s useable square footage was determined by measuring to the centerline of all of Tenant's exterior/perimeter walls and includes Tenant's proportional share of the common areas of this building.

2. TERM AND BASE RENT:

Tenant covenants and agrees to pay rent to Landlord at Landlord’s mailing address (Goldberg Brothers Real Estate LLC, 7 Rantoul Street, Suite 100 B, Beverly, Massachusetts, 01915) or to such person or entity at such other address as Landlord may from time to time direct in writing.  All monetary payments to Landlord are to be made payable to the Goldberg Brothers Real Estate LLC.

Tenant’s lease term is for a seven year period commencing July 1, 2010 and expiring June 30th 2017.

Tenant shall pay Landlord a MINIMUM base rent of Two Million One Hundred and Sixty One Thousand One Hundred and Eighty Five U.S. Dollars ($2,161,185.93) and Ninety-Three Cents payable in monthly installments as follows;

	Monthly	Annually
07/01/10 - 06/30/11	$25,017.70	$300,212.40
07/01/11 - 06/30/12	$25,017.70	$300,212.40
07/01/12 - 06/30/13	$25,017.70	$300,212.40
07/01/13 - 06/30/14	$25,017.70	$300,212.40
07/01/14 - 06/30/15	$25,017.70	$300,212.40
07/01/15 - 06/30/16	$27,533.08	$330,396.97
07/01/16 - 06/30/17	$27,533.08	$330,396.97
Lease Term Total Base Rent:		$2,161,185.93

Tenant’s rental payment was determined as follows:

Sq Ft	Type	Rent PSF	Mo. Rent	Yearly Rent
20,102	office	$13.4930	$22,603.02	$271,236.29
1,262	Computer	$13.4930	$1,419.01	$17,028.17
1,403	Storage	$8.5160	$995.67	$11,948.00
			$25,017.70	$300,212.40

However, Landlord expressly agrees, Tenant’s monthly base rental payment for the June 1 2017 – June 30, 2017 period shall be reduced by Seventeen ($17,000.00) Thousand Dollars.

In addition to the above base rental obligations, Tenant on the first of each month for the period July 1, 2010 – December 31, 2010 shall pay Landlord as additional rent for the use of the 8,957+/- square feet of first floor office space within Office Suites F-101, F-102, F-103 and F-104 a total Sixty Thousand Four Hundred and Twenty Eight ($60,428.40) dollars and Forty Cents payable in monthly installments of Ten Thousand Seventy One dollars ($10,071.40) and Forty Cents.

Notwithstanding the above, should Landlord during the rental period of 7/1/10 – 12/31/10 lease any of these first floor office suites to a third party, then Tenant’s rental obligations to Landlord shall be reduced by same amount of rental payment Landlord receives from the third party Tenant(s) for this 7/1/10 – 12/31/10 rental period less Landlord’s actual out of pocket monetary payments to third parties for real estate commission and or legal costs (transactional costs) to lease these office suites.

           All Base Rent shall be due on the first day of each month in advance.  If this lease shall commence on any day other than the first day of the month, then that month’s Base Rent shall be pro-rated so all future monthly rents will be due on the first of the month.

Tenant shall immediately pay to Landlord a penalty of One Hundred ($100.00) Dollars each time that Tenant issues and delivers to Landlord a check or draft that is not honored for any reason or returned for insufficient funds by Tenant’s financial institution.  If Tenant does not pay this penalty and replace said "bounced check" within Ten (10) days of written notification from Landlord then such inaction by Tenant shall be considered a material breach of this lease which may result in its early termination.

Should Landlord not receive Tenant’s monthly rental Payment "in hand" on or before the 10th day of the month, then Tenant shall pay to Landlord as additional rent, a late penalty fee of Five Hundred ($500.00) dollars.  If Tenant does not pay this late fee and past due rent within Ten (10) days after Tenant’s receipt of written notification from Landlord, such inaction by Tenant shall be considered a material breach of this lease which may result in its early termination.

3. OPTION TO EXTEND LEASE TERM:

Tenant shall have the right to extend the Lease Term with respect to all space leased hereunder for one additional THREE (3) year term (07/01/17 – 06/30/20, the "Option Period") provided Tenant meets and adheres to the following conditions:

A:
Tenant sends and Landlord receives "in hand" on or before 5:00 PM October 1 2016 written notice via certified mail, return receipt requested or by nationally-recognized overnight delivery service providing a receipt for delivery, a notice evidencing Tenant’s intent to exercise Tenant’s right to extend the Lease Term for the Option Period.

B:	At the time of exercising this option, Tenant must be in conformance and in good standing in all material aspects, obligations and conditions under this lease.

C:
During the Option Period, all terms, covenants, conditions and provisions of this Lease shall remain in full effect and force except Tenant’s Monthly Base Rent during this Option Period shall be the then "Current Market Rent" for the Leased Premises less five (5.00%) percent.

The phrase "Current Market Rent" shall mean the rental and all other monetary payments and escalations that Landlord could obtain from a third party desiring to lease space in the Malden Commercial Market for the period July 1, 2017 through June 30, 2020, taking into account the type of building, the size, use, location, floor levels and then condition of the demise premises, the quality of construction of the building and of the demised premises, the services provided under the terms of the proposed lease, including without limitation any special rights there under, the rental then being attained for new leases of space comparable to the demised premises in the Malden commercial market and all other factors that would be relevant to a third party desiring to lease the demised premises; provided however that no reduction, deduction or allowance for the construction of lessee improvements shall be taken into account in determining Current Market Rent.  Upon Tenant’s election to extend the Lease term, on or before July 1, 2016, Landlord may, at its election, initially designate "Current Market Rent" by written notice to Tenant, this notice shall be accompanied by data to support such designation (the "Designation"). If Tenant disagrees with the Designation, Tenant shall notify Landlord within fifteen (15) days after such Designation, of such disagreement in writing.

In the event that the parties hereto disagree as to the Current Market Rent, each party shall, within thirty (30) days after the date of notice by Tenant, appoint an appraiser.  Each appraiser so appointed shall be instructed to determine independently the Current Market Rent for the option term.  If the difference between the amounts so determined by such appraisers shall not exceed ten percent (10%) of the lesser of such amounts, then the Current Market Rent shall be an amount equal to fifty percent (50%) of the combined total of the amounts so determined.  If the difference between the amounts so determined exceeds ten percent (10%) of the lesser of such amounts, then such two (2) appraisers shall have ten (10) days thereafter to appoint a third appraiser, but if such appraisers fail to do so within such ten (10) day period, then either Landlord or Tenant may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within ten (10) days of such request, and both Landlord and Tenant shall be bound by any appointment so made within such ten (10) day period.  If no such appraiser shall have been appointed within such ten (10) days either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court.  Any appraiser appointed by the original appraiser, by the American Arbitration Association or by such court shall be instructed to determine the Current Market Rent in accordance with the definition of such term contained herein and within twenty (20) days after its appointment.  If the third appraisal shall exceed the higher of the first two (2) appraisals, the Current Market Rent shall be the higher of the first two (2) appraisals;  if the third appraisal is less than the lower of the first two (2) appraisals, the Current market rent shall be the lower of the first two (2) appraisals.  In all other cases, the Current Market Rent shall be equal to the third appraisal.  All such determinations of the Current Market Rent shall be final and binding upon Landlord and Tenant as the Current Market Rent for the applicable effective date.  Notwithstanding the foregoing, if either party shall fail to appoint its appraiser within the thirty (30) day period specified above (such party being referred to herein as the "failing party"), the other party may serve notice on the failing party requiring the fail party to appoint its appraiser within ten (10) days of the giving of such notice.  If the failing party shall not respond by appointment of its appraiser within said ten (10) day period, then the appraiser appointed by the other party shall be the sole appraiser whose determination of the Current Market Rent shall be binding and conclusive upon Landlord and Tenant.  This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law.  Each party shall pay for the fees and expenses of the appraiser appointed by it, but the fees and expenses of the third appraiser shall be shared equally by the parties.  All appraisers appointed hereunder shall be MAI appraisers, so-called.

4. HOLD-OVER BY TENANT:

In the event that Tenant fails to deliver up the Leased Premises to Landlord at the end of the Lease Term in accordance with the terms hereof, Tenant shall be liable to Landlord for all of the following, without set off or reduction in any manner:

A:           All of Landlord's actual damages resulting from such hold-over as supported by reasonable written documentation evidencing such damages;

B:           A penalty equal to one and one-half (1 1/2) times Tenant's then daily calculated rental rate per day for each day, or portion of a day, after the date on which this Lease terminates during which Tenant or its employees or agents occupies any portion of the Leased Premises. Tenant shall be deemed to occupy the Leased Premises under either of the following circumstances: (1) the presence in the Leased Premises of the Tenant or Tenant's employees or agents, (2) the material presence in the leased premises or portions thereof of furniture or equipment belonging to the Tenant or its employees or agents.

C:           Any additional relief awarded to the Landlord in any judicial proceeding regarding this Lease or Tenant's occupation of the Leased Premises.

5. REAL ESTATE TAXES:

For the period January 1, 2010 – December 31, 2010, Tenant agrees to pay to Landlord within thirty (30) days of receipt of notice thereof EIGHTY TWO AND FORTY FIVE Hundredths percent (82.45%) of any increase in the real estate taxes over Tenant’ Base Real Estate Taxes for the property addressed 30-40 Eastern Avenue, Malden, MA, 02148, (the Property).  Landlord warrants and represents that the Leased Premises contains no less than EIGHTY TWO AND FORTY FIVE Hundredths (82.45%) percent of the total square footage of the Building.

The Base Real Estate Taxes for the period January 1 2010 to December 31, 2010 shall be the $44,135.99 in real estate taxes assessed by the City of Malden for the 2005, (July 1, 2004 - June 30 2005) fiscal tax year.

 For the period January 1, 2011 – June 30, 2012, Tenant agrees to pay to Landlord within thirty (30) days of receipt of notice thereof FIFTY NINE AND TWENTY NINE Hundredths percent (59.29%) of any increase in the real estate taxes over Tenant’ Base Real Estate Taxes for the property addressed 30-40 Eastern Avenue, Malden, MA, 02148 (the Property). Landlord warrants and represents that the Leased Premises contains no less than FIFTY NINE AND TWENTY NINE Hundredths percent (59.29%) of the total square footage of the Building.

The Base Real Estate Taxes for the period January 1, 2011 to June 30th 2012 shall be the $44,135.99 in Real Estate taxes assessed by the City of Malden for the 2005, (July 1, 2004 - June 30 2005) fiscal tax year.

For the period JULY 1, 2012 – June 30, 2017, Tenant agrees to pay to Landlord within thirty (30) days of receipt of notice thereof FIFTY NINE AND TWENTY NINE Hundredths percent (59.29%) of any increase in the real estate taxes over Tenant’ Base Real Estate Taxes for the property addressed 30-40 Eastern Avenue, Malden, Massachusetts, 02148 (the Property). Landlord warrants and represents that the Leased Premises contains no less than FIFTY NINE AND TWENTY NINE Hundredths percent (59.29%) of the total square footage of the Building.

The Base Real Estate Taxes for the period July 1st 2012 to June 30th 2017 shall be the taxes assessed by the City of Malden for the 2012, (July 1, 2011 - June 30 2012) fiscal tax year.

In the event of any abatement of real estate taxes at any time, Landlord shall immediately notify Tenant in writing and Tenant’s real estate tax payment due hereunder shall be reduced or if already paid in full for the relevant period, the difference between the amount so paid by Tenant and the amount due shall be reimbursed to Tenant within thirty (30) days after Landlord receives such abatement. Landlord shall be entitled to deduct from the whole of the taxes abated Landlord’s reasonable expenses, including reasonable professional fees spent by Landlord in the obtaining of such abatement, in calculating any adjustment in the amount due from Tenant or to be refunded to Tenant under this provision.
Landlord shall provide Tenant complete detail of any expenses of Landlord in procuring said abatement.
Tenant is fully responsible for taxes assessed on Tenant’s personal property and equipment within the Leased Premises.

6. OPERATING EXPENSE ESCALATIONS:

For the period January 1, 2010 – December 31, 2010, Tenant shall pay to Landlord as additional rent hereunder when and as designated by notice in writing by Landlord, EIGHTY TWO AND FORTY FIVE Hundredths percent (82.45%) of any increase in Landlord's operating expenses over those incurred during the calendar year period commencing January 1, 2005 and ending December 31, 2005, which for the above reference time period shall be Tenant's base year (referred to herein as the "Base Year").

For the period January 1, 2011 – June 30, 2012, Tenant shall pay to Landlord as additional rent hereunder when and as designated by notice in writing by Landlord, FIFTY NINE AND TWENTY NINE Hundredths percent (59.29%) of any increase in Landlord's operating expenses over those incurred during the calendar year period commencing January 1, 2005 and ending December 31, 2005, which for the above reference time period shall be Tenant's base year (referred to herein as the "Base Year").

For the period July 1, 2012 – June 30, 2017, Tenant shall pay to Landlord as additional rent hereunder when and as designated by notice in writing by Landlord, FIFTY NINE AND TWENTY NINE Hundredths percent (59.29%) of any increase in Landlord's operating expenses over those incurred during the calendar year period commencing January 1, 2012 and ending December 31, 2012, which for the above reference time period shall be Tenant's base year (referred to herein as the "Base Year").

For this provision, operating expenses are defined as all reasonable expenses of Landlord in the maintenance, repair and operation and management of the property for the benefit or protection of all property, Tenants and Owners thereof consistent with past practices.

Capital improvements, reimbursed expenses, interest, and expenses related to mortgaging of the Property or extension of any mortgage financing shall not be considered operating expenses under this provision.  Additionally operating expenses shall also exclude any costs related to leasing or marketing of vacant office space and any costs reimbursed by Tenant.

For calculating Landlord’s annual operating expenses for the Property.  Landlord’s operating expenses shall include, but are not limited to, the following categories with descriptions:

Heat:
Fuel necessary to heat the entire Building.

Hot Water:
Fuel necessary to provide hot water to all bathroom areas within the Building.

Air Conditioning:
Electric power necessary to air condition all applicable interior areas of the Building, unless served by a separate system maintained by any Tenant.

City Water and Sewage:
Public water and sewage charges for the property.

Off-Street Parking:
Cost to rent and maintain all parking lot(s) used by all Tenant's of the Property.

Landscaping:
Costs for grass cutting, shrub maintenance, tree pruning, watering, etc.

Exterior Maintenance:
Costs for maintaining and repairing all exterior areas of the property.

Snow Removal:
Costs to shovel, plow, sand, salt, and remove said snow off-site from the parking lots and exterior common entryway areas servicing this property.

Common Area Janitorial:
Costs to clean and maintain the interior common areas of the  Building.

Common Area Janitorial Supplies:
Costs of all supplies and materials to clean and maintain the interior common areas of the Building.

Rubbish:
Cost to remove all rubbish and debris off-site from the Building and rental fees for a dumpster(s) for use by all Tenants or by Landlord in maintaining the Building.

On-Line Alarm System:
Cost of maintaining, repairing and monitoring as necessary all electronic common area security systems for the protection of the common areas of the Building.

On-Site Security Person:
Costs of providing one (1) on-site security person from 4:30 P.M. to 8:30 P.M. (four hours per business day) Monday through Friday excepting holidays from October 1st of each calendar year through March 31st in the following calendar year.

Insurance:
Cost of obtaining reasonable property insurance and liability insurance primarily protecting the Building, the Property and its owners.

Energy Management System(s):
Cost of the maintenance, repairing and monitoring as necessary the energy management system which serves the entire building.

Professional Fees:
Costs reasonably incurred for the reporting of taxes and legal fees and other reasonable fees associated with the on-going operations of the Building and Property.

Elevator:
Costs of the contractual maintenance, all inspection fees and necessary repairs for the elevator serving the Building.

Repairs and Maintenance:
Costs under contractual agreements or otherwise to maintain and repair all physical, mechanical, electrical, HVAC or other systems serving the entire property.

Within thirty (30) days of Landlord billing Tenant for reimbursement from Tenant for any expenses described above, Tenant shall have the right, with written notice to Landlord, to request Landlord provide Tenant reasonable written evidence detailing any expenses billed to Tenant.

Should this lease be in effect with respect to only a portion of any calendar year, Tenant's responsibility under this  provision shall be pro-rated to accurately reflect Tenant's precise period of occupancy when calculating any monies Tenant may owe to Landlord under this provision.

Tenant's obligations to pay operating expenses as additional rent for Tenant's period of occupancy in Tenant's final lease year shall survive the expiration of the Lease Term.

On or about February 1st of each year, Landlord shall provide Tenant with the previous year’s operating expense and real estate tax amounts.

Tenant shall pay Landlord any amount owed under this provision within thirty (30) days of receipt of the bill from Landlord and any such amount owed shall be considered additional rent under this lease.

Tenant, by written request to Landlord, within one year of the date of invoice shall have the right to reasonably audit Landlord’s books pertaining to the expense(s) within said invoice to verify the accuracy of the monies Landlord had billed Tenant.

Tenant shall be responsible for all audit expenses.

7. JANITORIAL SERVICES:

Landlord will provide Tenant the following janitorial services with supplies:

DAILY: (Monday - Friday but excluding holidays)

1: OFFICES:
a:	Empty all trash receptacles. Change liners as necessary.
b:	Wipe and dust all furniture surfaces.
c:	Vacuum all carpet surfaces, paying particular attention to corners edges and under exposed furnishings.
d:	Sweep and vacuum all non-carpeted floors.
e:	Wipe down all finger prints off doors and door frames.
f:	Remove Rubbish to designated disposal area.

2: KITCHEN:
a:	Wipe down all tables and chairs.
b:	Wipe down all cabinets and counters.
c:	Clean sink area.
d:	Wipe down all appliances, including the interior of microwave.
e:	Sweep and wash flooring.

3: BATHROOMS:
a:	Clean and disinfect all bathroom fixtures.
b:	Replenish supplies (paper towels, toilet paper, soap, etc.)
c:	Wipe down walls and paper dispensers.
d:	Sweep and wash flooring using a disinfectant solution.
e:	Empty all waste receptacles, change liners daily.
f:	Clean and polish all mirrors and bright work.

WEEKLY:
a:
Wash all non-carpeted flooring.  Tenant is responsible to remove all paper products and/or other belongings that could be reasonably determined to be damaged if the Cleaning Service washes and/or waxes Tenant's "Mail room" flooring.

b:	Wipe and clean all glass wall inserts.
c:	Police/clean debris from rear lot and front sidewalk.

QUARTERLY:
a:	Wax all non-carpet floor areas:

YEARLY:
a:	Vacuum all ceiling vents.
b:	Dust all ceiling light fixtures.

The above described janitorial services shall be performed for Tenant's 2nd and 3rd floor lease premise office areas.  Landlord shall be responsible for all common area janitorial services.

Any and all additional janitorial services shall be at Tenant's expense and shall be scheduled through Goldberg Properties Management Inc.

Landlord solely reserves the right, at any time, to change cleaning services, if in Landlord's reasonable determination such change is appropriate, after notice to Tenant of the proposed change.  At any time after such change, Tenant shall have the option, exercised by notice to Landlord, to cause to be performed Landlord’s janitorial obligations within the Leased Premises as set forth above, by a contractor or service of Tenant’s selection, at Tenant’s expense.  In the event Tenant so elects, the rent for the entire Leased Premises shall be decreased by $1.00 per square foot of office space therein, for the then remainder of the Lease Term.

Janitorial Expense Escalations:

To accurately reflect Landlord's and Tenant's agreement pursuant to Section 6 and as Landlord is providing interior Lease Premises janitorial services only to Tenant, Tenant shall pay to Landlord as additional rent hereunder one hundred (100.00%) percent of any increase in Landlord's reasonable costs for performing the above described janitorial services over those costs incurred during the base Year, provided that this provision shall not apply to any services or supplies associated with (i) common area janitorial services or (ii) services provided benefitting other tenants of the Building.

Not withstanding the above, Tenant shall be responsible also for its proportional share pursuant to Section 6 of any increase in reasonable costs for the janitorial expenses associated with the common areas of this property.

8. COMMON AREAS:

Tenant shall have the shared right of use and access to the common area bathrooms, staircases, hallways, elevators, lobbies, driveway, parking lot(s) etc., within and outside of the Property.  Tenant understands this right shall be contingent upon Tenant not being in material default under the terms of this Lease.

9.  PARKING:

Landlord, at no charge shall provide Tenant three (3) parking spaces per 1,000 sq ft or portion thereof of office space Tenant Leases.  However, Tenant understands this does not include the computer room, basement or storage areas.

Upon Tenant executing this Lease Agreement, Tenant shall now be leasing 20,102+/- square feet of office space. Accordingly, Landlord shall provide to Tenant sixty (60) parking spaces at no base charge to Tenant. These parking spaces shall be within the rear parking lot, the MBTA parking lot or any other parking lot within five hundred (500) feet of the Property.

Tenant understands that Landlord shall have the right to allocate which parking spaces Tenant shall have use of. Tenant further agrees, should Landlord request it, to provide Landlord registration number, year, color and make of the cars which will be using Tenant's parking spaces.

Notwithstanding the above, Tenant shall have the exclusive right to use the corresponding percentage of parking spaces in the rear lot to the percentage of the building Tenant occupies.  Said calculation shall not include the parking spaces in this lot exclusively allocated to customer/visitor parking.

During this lease term, Tenant shall reimburse Landlord as additional rent, on a monthly basis,  Landlord’s costs to lease, on Tenant‘s behalf, from the Malden Redevelopment Authority THIRTY (30) parking spaces in the lower parking lot immediately behind the lease premises. Currently the MRA price to Landlord for these parking spaces is $55.00 per parking space per month.

10. PERMITTED USE:

Tenant covenants and agrees that Tenant shall occupy and use the Leased Premises throughout the Lease Term or any renewals or extensions thereof, including any period of holding over, only for professional or general office use.

11. TENANT'S ADDITIONAL COVENANTS:

Tenant covenants and agrees at Tenants sole cost and at all times during the course of the Lease Term and any such future terms of occupancy by Tenant of the Leased Premises or any part thereof:

A.	To conduct Tenant's business at all times in a professional and reputable manner.

B.
To comply with all governmental rules and regulations related to the storage and disposal of refuse; to store all trash and refuse within the Leased Premises or within the dumpster located in the rear parking lot area of the Property.

After each use of the dumpster, Tenant shall make sure the wooden gate accessing this dumpster is closed and secured.  Tenant, further agrees to place Tenant's trash and refuse only inside the dumpster and not on the ground around said dumpster.

Tenant's use of this dumpster is for reasonable use only (normal daily business operations, which term shall specifically exclude disposal of any furniture or bulk items).  If Tenant's use becomes unreasonable as reasonably determined by Landlord, then Tenant shall reimburse Landlord for such excess use.

C.
Not to use the Leased Premises in a manner which shall be unlawful, improper, noisy, odorous or offensive to the other Tenants within the Building and not to use  the Leased Premises in any way that shall be contrary to any law or any municipal by-law of the City of Malden.  Tenant agrees that Landlord has made no representation or warranties with respect to the Tenant's intended use of the leased premises.

D.
To comply promptly with all applicable laws, rules, regulations, ordinances, requirements, or orders of public authorities, the Board of Fire Underwriters, and similar organizations except when the Landlord is responsible for compliance therewith under the terms and conditions of this Lease.

E.
Not to make any use of the Leased Premises which shall invalidate or increase the cost of the Landlord's insurance, nor use any advertising medium which may constitute a nuisance; nor do any act tending to injure the reputation of the property.

F.
To be responsible for all maintenance and repairs within the interior of the Leased Premises.  Landlord shall be responsible for structural repairs and any equipment that is the Landlord's obligation to maintain pursuant to Section # 14. Tenant's responsibility shall include without limitation, electrical, plumbing, windows, doors, and any interior improvements serving the Leased Premises exclusively.  At the end of Tenant's occupancy, Tenant shall surrender the Leased Premises in the same condition as at the commencement of Tenant’s occupancy, reasonable wear and tear only excepted.

G.	Not to overload or deface the Leased Premises.

H.
To save harmless and to indemnify Landlord from and against any and all liability, costs and expenses for damages, losses, injuries, or death to persons or losses to property as a result of Tenant's occupation of the Leased Premises excepting only those arising from any omission, negligence or willful misconduct of Landlord or its employees, vendors, other Tenant’s or Agents, such indemnification to include Landlord's reasonable attorney's fees and costs.  Tenant agrees to maintain commercial general liability insurance on the Leased Premises protecting both Landlord and the Tenant, and shall furnish the Landlord a certificate showing such to Landlord on an annual basis a certificate showing such insurance to be in force.  The amount of such public liability insurance shall be a minimum of $1,000,000.00 dollars per occurrence and $2,000,000.00 in the aggregate.

In addition, Landlord recommends this policy have a plate glass and door endorsement, for the Tenant is responsible for repairing and replacing any broken glass, doors and frames within or providing access to the Leased Premises which for any reason may occur other than by Landlord's fault.

I.
To understand and agree Tenant's furnishings, fixtures, equipment, effects, and property of every kind, in the Building shall be at the sole risk and hazard of Tenant. If all or any part thereof shall be destroyed or damaged by fire, water, or any other casualty, or by leakage or bursting of water pipes, or any other pipes, by theft or from other cause, no part of such loss is to be charged to or be borne by Landlord unless such damage was caused by the negligence or willful misconduct of Landlord.

J.
Not assign this lease, nor sublet in whole or any portion of the Leased Premises, nor permit the use of all or any part of the Leased Premises by persons other than the Tenant, its servants and agents, without the written consent of the Landlord.  Any such assignment, sublease or permission to occupy without such consent shall be a material breach of this Lease by Tenant,   and at the option of the Landlord, entitle Landlord to terminate this Lease.  Landlord's permission to assign, sublease or permit occupancy of the Leased Premises by others shall not be unreasonably withheld or delayed.

Any assignment to any parent, subsidiary or affiliate of Tenant shall not be deemed as assignment hereunder for purposes of requiring Landlord’s approval.  Affiliate shall mean any business entity controlling, controlled by or under common control with Tenant, and any entity or person which may come to own a controlling portion (fifty one percent 51%) or more of Tenant’s assets or the ownership interest in Tenant.

Notwithstanding the above, neither Tenant nor any assignee, whether or not an Affiliate shall be relieved of Tenant’s obligations hereunder, as a result of any such assignment, sublease or permission to occupy the Leased Premises.

If either Tenant or Landlord engages a real estate broker to procure a substitute Tenant or Subtenant in accordance with the terms hereof to lease any or all of the 22,767 sq ft of commercial space Tenant is leasing, Tenant shall be responsible for the real estate commission payable to such real estate broker on account of such substitute Tenant's or Subtenant's occupancy of the Leased Premises (or any portion thereof) for the period commencing as of the effective date of such assignment or sublease through the last day of the term of this Lease Term.  Thereafter, Landlord shall be reasonably responsible for the remaining portion of said standard and reasonable real estate commission.

K.
Not to make any alterations, installations, (other than trade fixtures) or additions to the Leased Premises, nor permit the painting, or placing of signs, awnings, flagpoles, or various types of advertisement media or the like in, or about the Leased Premises, without on each occasion obtaining the prior written permission of Landlord, which shall not be unreasonably withheld or delayed.

L.
To pay promptly when due, excluding the $12,000.00 credit provided by Landlord, the entire cost of any alterations or improvements, including the lobby area sight window, painting of lobby area walls and common area directory signage, in the Leased Premises undertaken by Tenant and to bond against or discharge any liens for labor or materials in connection therewith within thirty (30) days after a request by Landlord; to procure all necessary permits before undertaking such work; and to do all such work in a good and workmanlike manner, employing materials equal in quality to those used in Landlord's work and to comply with all governmental requirements in connection with such improvements.

M.
To discharge (by payment or by filing of the necessary bond or otherwise) any mechanics, materialman's or other liens against the Leased Premises or the Landlord’s interest therein, which liens may arise out of any payments due, or purported to be due, for any labor, services, materials, supplies, or equipment alleged to have been furnished to or at the request of Tenant in, upon, or about the leased premises.

N.
Upon Landlord providing Tenant reasonable oral notice (not less than 24 hours in advance),to permit Landlord during business hours to enter to view the Leased Premises or to show the same to prospective purchasers, lenders, Tenants, agents of  Landlord, or repair personal.  If an emergency arises, in Landlord's reasonable determination, Landlord shall have the right of access at any time to rectify such emergency.

O.
To remove at the termination of this Lease or occupation of the Leased Premises, all Tenant’s goods and effects from the Leased Premises which are not the property of the Landlord, and to yield up to Landlord the Leased Premises with all keys and locks.  The Leased Premises shall be in the same condition as at the commencement of this Lease or as altered/built out during the course of the Lease, reasonable wear and tear only excepted. Landlord shall have the right to treat any remaining property as abandoned and to dispose of such property at Tenant's expense in any manner the Landlord deems fit.

P.
To permit Landlord without molestation to install reasonable "for lease" sign(s) within Tenant's windows NINE (9) months prior to the end of the Lease Term. Landlord covenant's to remove said sign(s) upon Landlord’s leasing of the Leased Premises.

Q.	To pay when due all electricity separately metered to Leased Premises, telephone, and other charges payable on account of Tenant’s use of utilities in the Leased Premises.

12.	LANDLORD’S IMPROVEMENTS

Landlord shall provide to Tenant an allowance of  Twelve Thousand Dollars ($12,000.00) towards work within the Leased premises.

Landlord and Tenant shall cooperate and work together to complete any and all improvements to the Building during the Lease Term in a reasonable, timely, workmanlike and quiet fashion.

Landlord shall charge Tenant standard overtime rates should Tenant request Landlord to work within the Lease Premises before or after normal business hours, defined herein as 7:30 AM to 4:00 PM Monday through Friday excepting holidays.
Any built-in improvements installed for Tenant shall, at Landlord's option, remain part of the Leased Premises at the termination of this Lease or shall be or shall be removed at Tenant’s expense.
Goldberg Properties Management Inc. shall be the General contractor for all Work to the Lease Premises which physically or permanently alters any portion of the Property or requires a building permit issued by the City of Malden's Building Department or any associate City Department.  However, Tenant shall have the right to seek alternative quotes from other licensed Contractors.  Tenant may select an alternative contractor's quote if such quote equals or exceeds a seven & half percent (7.50%) reduction from Landlord's quote and Landlord declines to match such alternative quote within forty-eight (48) hours after receiving a copy of such alternative contractor’s quote from Tenant.
If Tenant’s contractor is selected to performed this bid work, then Tenant’s contractor, shall additionally adhere to the following conditions:

1:
Contractor shall provide to Landlord prior to commencement of any work at the Property evidence of appropriate workman compensation insurance coverage and Liability Insurance Coverage (Minimum of One Million Dollars) by an Insurance Company licensed to provide such insurance within the Commonwealth of Massachusetts.

2:	Contractor shall only use materials equal to or that exceeds the quality of materials already in place. Contractor shall further make all reasonable efforts to match all existing materials in place.

Tenant understands that any licensed contractor selected by Tenant other than Goldberg Properties Management Inc. shall be considered an agent of the Tenant.  Therefore, Tenant shall be liable and responsible for all actions or inactions on the part of Tenant's contractor while within or on the Property.

13. SMOKING POLICY

The Building shall be a SMOKE FREE building. At no time shall Tenant’s employees smoke inside any interior area of the Property.  Tenant’s employees shall smoke only in Landlord designated exterior area(s).  Tenant shall be responsible for policing and picking up all improperly discarded cigarette butts in the designated smoking areas.
Landlord shall make good faith efforts to enforce a smoke free policy within the building against all Tenants.

14. LANDLORDS COVENANTS:

A. Landlord covenants and agrees to maintain in good repair the roof and the structural integrity of the Building, the common areas, internally and externally in and about the Building, all heating, ventilation and air conditioning units and all other equipment located exterior to, but serving the Building and the Leased Premises and all electrical and plumbing systems which do not exclusively serve the Leased Premises.  However, if any damage arises from Tenant or Tenant's employees, vendors, agents’ or customers’ misuse, Tenant shall be solely responsible for repairing such damage and restoring the Building and the Property to the same good working order and condition as on the Commencement Date of this Lease, reasonable wear and tear only excepted.  Landlord warrants that at the commencement of this Lease, all plumbing, electrical, mechanical and other systems serving the Leased premises shall be in good working order.
Notwithstanding the above, Tenant shall be solely responsible for all maintenance and repairs (including replacement) of any HVAC system(s) exclusively serving Tenant’s computer room.

B.  Landlord and Tenant shall use all reasonable efforts to resolve any problems or conflicts that may arise between Landlord and Tenant in a timely and common sense fashion.

C. Landlord shall furnish at no charge to Tenant, unless stipulated elsewhere within this Agreement, in reasonable amounts, consistent with past practices, the following services and utilities;

Heating:
Air Conditioning:
Hot Water:
City Water and Sewage:
Base Real Estate taxes
Off-Street Parking
Landscaping
Common Area Janitorial and related supplies
Tenant area Janitorial and related supplies
Common area Snow Plowing, Shoveling and salting of stairways.
Standard Rubbish Services
24-Hour Monitored Security System
On site security (10/1/-3/31; 4:30-8:30 M-F business days)
Landlord shall take all reasonable actions to provide Tenant with reasonable quiet enjoyment of the Lease premises during normal business hours.

Notwithstanding Landlord’s obligations as set forth in this Section 14, through December 31, 2010, Tenant in a timely and as reasonably necessary shall keep Tenant's exterior entryways and steps at the rear entrance off the rear parking lot of Tenant's Leased Premises (F-102, F-104 & F-104A) reasonably clear and clean of all rubbish, snow and ice.

Tenant has requested and Landlord has agreed to reasonably clear Tenant's private entryway to suites F-101, F-102, F-103 F-104 and F-104A and steps of snow and ice and salt this area in a reasonable fashion through December 31, 2010.  Additionally it is agreed Landlord make good faith effort to coordinate such removal before 8:00 AM.  Tenant shall be charged a fee of Sixty ($60.00) dollars per snow storm as an additional charge for such service.

Landlord shall provide this service at the same time Landlord is providing snow and ice removal services to other Tenant's and the exterior common areas of the Property.  If Tenant deems it necessary and so notifies Landlord, Landlord shall attempt to accelerate the timing of this service by Landlord’s then-current vendor.  Until such time, as the entryways and steps are cleared in each instance, Tenant shall direct Tenant's employees, visitors and agents to use the main entryway areas of this Building.

Landlord shall shovel on behalf of the Tenant, but at Landlord’s expense the access way leading to Tenant’s basement storage area. Landlord shall provide this service at the same time Landlord is providing snow and ice removal services to other Tenant's and the exterior common areas of this property.

D.  Reasonable use

Landlord's providing of services or utilities to Tenant as described above is strictly contingent upon Tenant's reasonable use or consumption of such utilities and services.  If Landlord reasonably determines Tenant is wasting such utilities, such as city water or other building services, and Tenant fails to reduce such use after notice by Landlord, then such irresponsible use by Tenant shall constitute a material breach of this Lease which at Landlord's option may result in either an early termination of the Lease Term or an immediate stoppage of Landlord supplying to Tenant such utilities and/or services.

E.  Timing of Utilities

Heat and air conditioning shall be supplied during normal business hours defined herein as:

Monday - Friday	8:00 a.m. - 8:00 p.m.
Saturday	8:00 a.m. - 2:00 p.m.
Sunday	None

"Supplied", as used herein, shall mean that reasonably comfortable temperatures are maintained during such hours, notwithstanding that HVAC systems may have to be put in operation prior to 8:00 a.m., or operate until or after 8:00 p.m. on such days.

Landlord acknowledges that Tenant may be using the Leased Premises beyond normal business hours and agrees to arrange with a minimum of 24 hour notice for heat, air conditioning, hot and cold water within the Leased Premises during all extended "Tenant" business hours.

If Tenant's business hours exceed 8:00 a.m. - 8:00 p.m. Monday through Friday and 8:00 a.m. - 2:00 p.m. on Saturday, then Tenant shall reimburse Landlord for the additional costs of providing such services during such periods.

F.  Landlord shall furnish services in accordance with the terms of this Lease; provided, however, that Landlord shall not be liable for, nor shall rent abate because of interruption or cessation of any essential service to the Leased Premises of the Building or agreed in this Lease to be furnished, which is due to an accident, labor difficulties, scarcity of or inability to obtain fuel, electricity, or any services or supplies from the sources from which they may customarily have been obtained, fault of Tenant or any third party, or due to any cause beyond the Landlord's control.

G.  Upon Tenant paying the rent and performing and observing all the covenants, conditions, duties, and other provisions of this Lease on the Tenant's part to be performed and observed, Tenant shall peacefully and quietly have and enjoy the Leased Premises during the Lease Term without any manner of hindrance or molestation from Landlord, subject however, to the terms and conditions of this Lease.

H.           Landlord, warrants that on or before June 30,
2011, Landlord at Landlord’s sole expense, shall replace all eight HVAC systems serving Tenant’s 2nd floor lease premises.

Landlord warrants that on or before December 31, 2010 Landlord shall replace the existing lock systems for the front and rear doors for 30 Eastern Avenue and 40 Eastern Avenue with either card readers or magnetic door lock system(s).

If Landlord does not reasonably complete the above described Clause H., Landlord improvements within the specified time period(s) then Tenant may send Landlord notice of said inaction by Landlord and if Landlord does not completed said improvement(s) within sixty (60) days from the date Landlord receives Tenants notice of Landlord’s inaction, then Landlord shall pay Tenant a penalty of $1,000.00 dollars for each month Landlord has not completed said improvement(s).

14A.           SECURITY SYSTEM(S):
Landlord has instructed Wayne Alarm System (alarm monitoring company) to activate and monitor the alarm system covering the 30 & 40 Eastern Avenue lobby hallway(s) and the front and rear entryway door systems during the following daily schedule:

	Alarm ON	Alarm OFF
Monday	9:30PM	6:30AM
Tuesday	9:30PM	6:30AM
Wednesday	9:30PM	6:30AM
Thursday	9:30PM	6:30AM
Friday	10:00PM	6:30AM
Saturday	7:00PM	6:30AM
Sunday	7:00PM	6:30AM

15. CASUALTY OR EMINENT DOMAIN TAKING:

If the Leased Premises or Building, or any substantial part (twenty-five percent (25%) or more of either materially affecting Tenant’s operations), shall be taken by or under threat of right of Eminent Domain or shall be materially destroyed or damaged by fire or other casualty or by action of any public or other authority, or shall suffer any material direct or consequential damage for which Landlord and Tenant, or either of them, shall be entitled to compensation by reason of anything done in pursuance of any public or other authority during the term of this Lease or any extension or renewal thereof, then this Lease shall forthwith terminate at the election of the Landlord, which election may be made notwithstanding Landlord's entire interest may have been divested; and, if Landlord shall not so elect, then in case such taking, destruction, or damage renders the Leased Premises unfit for use and occupation, a just proportion of the rent according to the nature and extent of injury, shall be abated until the Leased Premises (or, in case of a partial taking, what remains thereof) shall have been put in proper condition for use and occupation.
Landlord reserves all rights to damage to the Leased Premises and Building and the leasehold hereby created, whether now accrued or hereafter accruing, by reason of anything lawfully done in pursuance of any public or other authority, and by way of confirmation, Tenant grants to Landlord all of Tenant's rights to such damages and covenants to execute and deliver such further instruments of assignments thereof as Landlord may from time to time reasonably request, provided, however, that nothing herein shall impair Tenants right to maintain an action for a separate award from a third party for damage to the Leased Premises or Tenant's separate property or for moving and relocation expenses.
Within forty-five (45) days following the date of the event (fire/casualty), Landlord must provide Tenant with a written notice informing Tenant whether Landlord intends to restore the Lease premises to their prior condition.  If Landlord notifies Tenant that Landlord intends to materially repair and restore the building within 120 days after the event and if such repair/restoration are not materially completed to allow Tenant to reasonably operate Tenant’s business out of Tenant’s Lease premises then Tenant in good faith shall notify Landlord in writing within five (5) business days thereafter of Tenant’s list of items not materially completed.  Landlord shall have five (5) business days to complete said items. If Landlord has not materially completed Tenant’s list within five (5) business days after receipt of said list, then this Lease shall be automatically terminated.  Rent shall be abated until such time as the building is repaired or restored or the lease is terminated as set forth above.

16. BROKERAGE:

Both the Tenant and the Landlord warrant that except as set forth in this Section 16. neither party has had any dealings with any agent or broker in connection with the Leased Premises which would result in any brokerage fees or commissions being due and payable by either party.

17. LIMITATIONS OF LANDLORDS LIABILITY:

Landlord's obligations, rights and privileges under this Lease (including, without limitation, any work letter or similar agreement between Landlord and Tenant) beyond mere holding of legal title to the Leased Premises and other real estate of which the Leased Premises are a part, shall be performed, held and enjoyed by the beneficial owners of Landlord's; but without recourse by Tenant in any case against the personal estate of such beneficiaries or beyond the real estate of which the leased premises are a part.

The covenants and agreements of Landlord and Tenant shall run with the land and will be binding on and inure to the benefit of them and their respective heirs, executors, administrators, successors and assigns; but no covenant, agreement or undertaking of Landlord, expressed or implied, shall bind any person except for matters occurring during such person's period of ownership of the Building, and no fiduciary, shareholder, or beneficiary of Landlord, if a trust shall be individually bound.  Tenant agrees to look only to the owner of the Building for performance of Landlord's obligations.

18. REMEDIES CUMULATIVE:

Any and all rights and remedies which a party hereunder may have under this Lease, at law in equity, shall be cumulative and shall not be deemed inconsistent with each other or exclusive, and any two (2) or more of such rights and remedies may be exercised at the same time insofar as permitted by law.

19. EFFECT OF WAIVERS OF DEFAULT:

No consent or waivers, expressed or implied, by the Landlord to or of any breach of any covenant, condition or duty of Tenant shall be construed as a consent or waiver to or for any other breach of the same or any other covenant, condition, or duty hereunder.

The parties acknowledge that their covenants under this Lease are independent and therefore Tenant waives any right to set off against the Tenant's obligations to Landlord any money allegedly due from Landlord by reason of any purported default by the Landlord hereunder or otherwise.

20. NOTICE FROM ONE PARTY TO THE OTHER:

Any notice from Landlord to Tenant shall be deemed to have been given if mailed by Registered or Certified Mail addressed to the Tenant at the Leased Premises with a copy to Tenant's legal Council whose address is as follows:

Ms. Susan E. Ball, General Counsel
Cross Country Healthcare, Inc.
6551 Park of Commerce Blvd., NW
Boca Raton, FL  33487
or such other address as the Tenant shall have last designated by written notice to the Landlord, so mailed.  Any notice from the Tenant to the Landlord shall be deemed to have been given if mailed by Registered or Certificate Mail addressed to the Landlord at Goldberg Properties Management Inc., Harbor Place Suite 100 B, 7 Rantoul Street, Beverly, Massachusetts, 01915, or such other address as the Landlord shall have last designated by written notice to the Tenant so mailed.

21. LANDLORD'S REMEDIES UPON DEFAULT:

In the event that Tenant fails to pay any rent or other charges due hereunder within ten (10) days after notice from Landlord that the same is due; or fails to perform any of Tenant’s obligations under the terms, conditions, or covenants of this Lease for more than thirty (30) days after receipt of written notice of such failure or if such failure shall be of such nature that the same cannot be reasonable cured or remedied within such thirty (30) day period, Tenant shall not in good faith have commenced the curing or remedying of such failure within such thirty (30) day period and thereafter diligently proceed therewith to completion; or if the Tenant shall abandon the Leased Premises; or if this Lease or the estate created hereby, shall be taken in execution or by other process of law; or if the Tenant shall be adjudicated insolvent or bankrupt pursuant to the provisions of any state or federal insolvency or bankruptcy act; or if a receiver or Trustee or the property of the Tenant shall be appointed by reason of the Tenant's insolvency and inability to pay debts; or if any assignment shall be made of the Tenant's property for the benefit of the creditors,(all of the foregoing being events of default), then and in any such event, the Landlord, besides other rights or remedies it may have, shall have the immediate right to re-enter the Leased Premises and to remove all persons and property there from without notice or resort to legal process and without being deemed guilty of trespass or become liable for any loss or damage which may be occasioned thereby.
If Tenant shall fail to pay the rent or any other charges within Ten (10) days after same becomes due and payable, in addition to Tenant’s late charge, such unpaid amounts shall bear interest from the due date at FOUR percent (4.00%) above the prime interest rate of the Citi Bank or its successor.  In no event shall the interest rate payable by Tenant exceed eighteen percent (18%).

22.  RULES AND REGULATIONS:

Landlord may establish at any time rules and regulations which Landlord may reasonably deem appropriate for, among other things, the orderly and efficient management and operation of the Building, the safety and convenience of all persons at any time properly within or about the Building, the protection and security of property, and for dealing with any emergencies.  Tenant agrees always to comply with such rules and regulations notwithstanding any failure of other Tenant's or occupants of the Building to observe the same or Landlord's failure to enforce the same against any persons other than Tenant.  Landlord agrees to enforce its rules and regulations with respect to other Tenants.

23.  SUBORDINATION:

This lease shall, at the option of the Landlord, be subject and subordinate to any mortgages or trust deeds, present or future, to any bank, financial institution, and/or insurance company, covering the leased premises.

Such subordination shall not be effective against the Tenant, unless the Tenant is provided with a non-disturbance agreement executed by the party to which Tenant's interest will be subordinated.  Tenant's tenancy shall not be disturbed so long as Tenant is not in default under this Lease.  Landlord shall, within reasonable time after the execution of this Lease, provide Tenant with such non-disturbance agreement from Landlord's mortgagee.  Tenant agrees that it shall upon notice of the Landlord, execute, acknowledge and deliver any and all instruments requested by the Landlord which Landlord may reasonably require in order to effect the issuance of such subordination.

 Any future subordination, non-disturbance and attornment agreement will be substantially similar to documents already in place or current CitiBank standard agreements.

24.  NO ACCORD AND SATISFACTION:

No acceptance by the Landlord of a sum smaller than the Base Rent, additional rent, or any other amount due to Landlord shall be deemed accepted other than on account of the earliest installment of such amount as then may be due and payable by Tenant nor shall any such payment of a smaller amount than due be deemed an accord and satisfaction under the terms of this Lease.

25.  APPLICABLE LAW AND CONSTRUCTION:

This lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.  If any provisions of this Lease shall to any extent be invalid, the remainder of this Lease shall not be affected thereby.  There are no oral or other written agreements between Landlord and Tenant affecting this Lease.  This Lease may be amended only by an instrument in writing executed by both Landlord and Tenant.

26.  SEVERABILITY:

If any provisions of this Lease shall be determined to be void by any court of competent jurisdiction, such determination shall not affect any other provision of this Lease, and all other provisions shall remain in full force and effect. If any provision of this Lease is capable of two (2) constructions, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid.

27.  ESTOPPEL CERTIFICATIONS:

Promptly at the Landlord's reasonable request, Tenant shall furnish to Landlord (or as the Landlord may direct) Tenant's written and duly signed certification that this Lease is in full force and effect without amendment (or with such changes as may then be effective, which shall be stated in the certificate), any defense, offset, or counterclaim against rent-payment or other obligations hereunder which Tenant may have; the dates to which rent and other charges have been paid; and that neither Landlord nor Tenant is in default under this Lease (or specifying any default of either party in detail in the certificate).  Any prospective purchaser or mortgagee may rely on such certifications.

Promptly at Tenant's reasonable request, Landlord will furnish to Tenant (or as the Tenant may direct) Landlord's written and duly signed certification that this Lease is in full force and effect without amendment (or with such changes as may then be effective, which shall be stated in the certificate), any defense, offset, counterclaim or other obligations hereunder which Landlord may have, the dates to which rent and other charges have been paid, and that neither the Landlord nor the Tenant is in default under this Lease (or specifying any default of either party in detail in the certificate).  Any prospective purchaser or mortgagee may rely on such certifications.

28: WAIVER OF SUBROGATION:

The parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance policy covering the Leased Premises or the Building or personal property, or fixtures or equipment located thereon or herein, pursuant to which the insurance company providing such insurance waives subrogation or consent to a waiver of right of recovery, and having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, each party hereby agrees that it shall not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other perils covered by such fire and extended coverage insurance.
Notwithstanding the foregoing provisions of this Section 28, the party obtaining and paying the premium for such insurance shall not be required to obtain such endorsement or waiver if an additional premium cost is incurred therefore, unless the other party hereto, for whose benefit such endorsement or waiver is obtained, pays such additional premium costs.

29:  NOTICE OF LEASE:
Landlord and Tenant agree that upon the request of either party, they shall execute a Notice of Lease in recordable form setting forth the relevant terms of this Lease.

30:  MISCELLANEOUS PROVISIONS:

A: Right of Expansion:
Commencing January 1, 2011, Tenant shall have the first right within three business days of written notice from Landlord to Lease any vacant first floor office space under the same terms and conditions that Tenant leases 2nd and 3rd floor office space from Landlord.

B:	Existing Lease Agreement:
Landlord and Tenant’s existing Lease Agreement
dated March 30, 2004 shall continue in full
force and effect with respect to overage operating
and real estate charges Tenant owes Landlord
through December 31st 2010.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

31:  EXECUTION OF LEASE:

The submission of this Lease shall not bind the Landlord to the terms and conditions hereof until Landlord has executed this Lease in full.

IN WITNESS WHEREOF, the parties hereby accept and agree to abide by the terms, conditions and covenants of this Lease under seal this first day, of July, 2010.

7/12/10	/s/ Edward R. Spadoni
Date	Edward R. Spadoni as President
For MCVT, Inc.

7/16/10	/s/ Steven J. Goldberg
Date	Steven J. Goldberg, Co-Manager,
for the Goldberg Brothers Real Estate LLC

7/15/10	/s/ William H. Goldberg
Date	William H. Goldberg, Co-Manager,
for the Goldberg Brothers Real Estate LLC